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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-11771

                              SJNB Financial Corp.
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             (Exact name of registrant as specified in its charter)

       One North Market Street, San Jose, California 95113; (408) 947-7562
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  (Address, including zip code, and telephone number, including area code, of registrant principal executive offices)

                           Common Stock, no par value

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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions
(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]                   Rule 12h-3(b)(1)(i)   [_]
     Rule 12g-4(a)(1)(ii)  [_]                   Rule 12h-3(b)(1)(ii)  [_]
     Rule 12g-4(a)(2)(i)   [_]                   Rule 12h-3(b)(2)(i)   [_]
     Rule 12g-4(a)(2)(ii)  [_]                   Rule 12h-3(b)(2)(ii)  [_]
                                                 Rule 15d-6            [X]

Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, SJNB Financial Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 23, 2001



                                      By: /S/ Linda M. Iannone
                                      ----------------------------
                                      Linda M. Iannone
                                      Senior Vice President, General Counsel and
                                      Secretary of Greater Bay Bancorp